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                                                                      EXHIBIT 5


                     [LETTERHEAD OF DAY, BERRY & HOWARD LLP]




                                                               December 8, 2004

Globix Corporation
139 Centre Street
New York, New York 10013

Ladies and Gentlemen:

         We have acted as special counsel to Globix Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to (i) 33,818,269 shares of the Company's common stock, par value $0.01 per share (the "Common Shares"), and
(ii) 2,908,614 shares of the Company's convertible preferred stock, par value $0.01 per share (together with the Common Shares, the "Shares"). The Shares are to be issued by the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of July 19, 2004, by and between the Company and NEON Communications, Inc., a Delaware corporation ("NEON"), as amended by a First Amendment to Agreement and Plan of Merger, dated as of October 8, 2004, by and between the Company and NEON (as so amended, the "Merger Agreement"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (No. 333-119666) (the "Registration Statement").

         In connection with this opinion, we have examined such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate. Based on the foregoing, we are of the opinion that, when issued in accordance with the terms of the Merger Agreement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the joint proxy statement/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,



                                                     /s/ Day, Berry & Howard LLP

                                                     DAY, BERRY & HOWARD LLP